ADVISERS MANAGERS TRUST

                            Amendment to the By-Laws

         The undersigned, being the duly appointed Secretary of Advisers Managers Trust (the "Trust"), a New York common law trust, hereby certifies that
Article X of the By-Laws of the Trust dated May 24, 1994 was amended as follows by the vote of the Trustees of the Trust pursuant to Article VIII, Section I of the By-Laws at a meeting of the Trustees on November 11, 1997 (deleted text struckthrough):


      [begin strikethrough] Section 1. Monitoring and Reporting Conflicts. Some of the trustees of Advisers Managers Trust, Neuberger & Berman Equity Trust and Neuberger & Berman Equity Funds (collectively, the "Trusts") and every other Holder may be the same individuals. Set forth in this Article are procedures established to address potential conflicts of interest that may arise between the Trusts. On an ongoing basis, the investment adviser ("Manager") of Advisers Managers Trust shall be responsible for monitoring the Trusts for the existence of any material conflicts of interest between the Trusts. The Manager shall be responsible for reporting any potential or existing conflicts to trustees of the Trusts as they may develop.

      Section 2. Annual Report. The Manager shall report to the trustees of the Trusts annually regarding its monitoring of the Trusts for conflicts of interest.

      Section 3. Resolution of Conflicts. If a potential conflict of interest arises, the Trustees shall take such action as is reasonably appropriate to deal with the conflict, up to and including recommending a change in the trustees and implementing such recommendation, consistent with applicable law. [end strikethrough]


         IN WITNESS WHEREOF, the undersigned has executed this instrument this 20th day of April, 1998.


                                                     -----------------------
                                                     Claudia Brandon
                                                     Secretary
                                                     Advisers Managers Trust